Exhibit 99.1

Sportsman's Warehouse Holdings, Inc. Announces

Third Quarter 2020 Financial Results

WEST JORDAN, Utah, December 2, 2020--Sportsman's Warehouse Holdings, Inc. ("Sportsman's Warehouse" or the “Company”) (Nasdaq: SPWH) today announced financial results for the thirteen and thirty-nine weeks ended October 31, 2020.

“Sportsman’s Warehouse continued its exceptional performance in the third quarter of 2020. We were extremely pleased with the efforts of associates in all of our facilities as we worked as a team to safely and effectively serve customers, both new and returning,” said Jon Barker, Sportsman’s Warehouse CEO. “During the third quarter, same store sales increased 41% compared to the same period last year, driven by elevated participation in fishing, camping and hunting, and our continued market share gains in firearms.”

Mr. Barker stated, “We continue to be excited about the expansion of our ecommerce capabilities, with ecommerce-driven sales up over 200% from the prior year period. We are also highly encouraged by the strong visitor traffic on both our website and inside of our stores. We opened 9 new stores year-to-date in 2020, taking the total Sportsman’s Warehouse store count to 111. In addition, our first Legacy Shooting Center, which opened earlier this year, is performing ahead of expectations.”

“We believe we are well positioned to continue to capitalize on substantial growth opportunities, including heightened participation in outdoor activities, ecommerce growth, and new store expansion to create long-term shareholder value.”

For the thirteen weeks ended October 31, 2020:

●	Net sales were $385.7 million, an increase of $143.2 million, or 59.1%, as compared to the third quarter of fiscal year 2019. The net sales increase was primarily due to a surge in demand across all major categories, led by our hunting and shooting category, as well as strong growth in our ecommerce platform compared to the prior year period.
●	Same store sales increased 40.9% during the third quarter of 2020 compared to the third quarter of 2019.
●	Gross profit was $130.6 million or 33.9% of net sales, compared to $84.2 million or 34.7% of net sales in the comparable prior year period, a year-over-year increase of $46.4 million in gross profit and an 80-basis point decrease in gross profit margin.
●	Net income was $30.5 million compared to net income of $10.5 million in the third quarter of 2019. Adjusted net income was $31.5 million compared to adjusted net income of $10.8 million in the third quarter of 2019 (see “GAAP and Non-GAAP Measures”).
●	Adjusted EBITDA was $49.9 million compared to $23.2 million in the comparable prior year period (see "GAAP and Non-GAAP Measures").
●	Diluted earnings per share were $0.68 compared to a diluted earnings per share of $0.24 in the comparable prior year period. Adjusted diluted earnings per share were $0.71 compared to adjusted diluted earnings per share of $0.25 for the comparable prior year period (see "GAAP and Non-GAAP Measures").

For the thirty-nine weeks ended October 31, 2020:

●	Net sales were $1,013.6 million, an increase of $385.3 million, or 61.3%, as compared to the first three quarters of fiscal year 2019. The net sales increase was primarily due to a surge in demand across all major categories, led by our hunting and shooting category, as well as strong growth in our ecommerce platform compared to the prior year period.
●	Same store sales increased 44.4% during the first three quarters of 2020 compared to the comparable period in 2019.
●	Gross profit was $334.5 million or 33.0% of net sales, as compared to $211.6 million or 33.7% of net sales for the comparable prior year period, a year-over-year increase of $122.9 million in gross profit and a 70-basis point decrease in gross profit margin.

●	Net income was $61.8 million compared to net income of $10.5 million in the first quarters of 2019. Adjusted net income was $65.6 million compared to adjusted net income of $11.3 million in the first three quarters of 2019 (see “GAAP and Non-GAAP Measures”).
●	Adjusted EBITDA was $111.7 million compared to $39.4 million in the first three quarters of 2019 (see "GAAP and Non-GAAP Measures").
●	Diluted earnings per share were $1.40 for the thirty-nine weeks ended October 31, 2020 compared to diluted earnings per share of $0.24 for the same period last year. Adjusted diluted earnings per share were $1.48 for the thirty-nine weeks ended October 31, 2020 compared to adjusted diluted earnings per share of $0.26 for the same period last year (see "GAAP and Non-GAAP Measures").

Balance sheet highlights as of October 31, 2020:

●	The Company was in a net cash position at the end of the third quarter of 2020 with of $19.3 million in cash on hand, no borrowings under the Company’s revolving credit facility, and $8.0 million outstanding under the term loan, net of unamortized debt issuance costs. This is an improvement in net debt of $170.1 million year-over-year.
●	Total liquidity was $238 million as of the end of the second quarter of 2020, comprised of $218 million of availability on the revolving credit facility and $19 million of cash on hand, compared to $80 million in total liquidity at the end of the third quarter of 2019.

Fourth quarter and fiscal year 2020 outlook:

For the fourth quarter of fiscal year 2020, net sales are expected to be in the range of $356 million to $386 million based on same store sales growth in the range of 32% to 42% compared to the corresponding period of fiscal year 2019. Adjusted EBITDA is expected to be in the range of $31.0 million to $35.0 million with diluted earnings per share of $0.39 to $0.45 on a weighted average of approximately 44.5 million estimated common shares outstanding.

For fiscal year 2020, net sales are expected to be in the range of $1,370 million to $1,400 million based on same store sales growth in the range of 42% to 46% compared to fiscal year 2019. Adjusted EBITDA is expected to be in the range of $143.6 million to $147.2 million with adjusted earnings per diluted share of $1.87 to $1.93 on a weighted average of approximately 44.3 million estimated common shares outstanding (see “GAAP and Non-GAAP Measures”).

Conference Call Information:

A conference call to discuss third quarter and third quarter year-to-date 2020 financial results is scheduled for today, December 2, 2020, at 4:30 PM Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at www.sportsmans.com.

Non-GAAP Information

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (the “SEC”): adjusted income from operations, adjusted net income, adjusted diluted earnings per share and Adjusted EBITDA. We define adjusted income from operations and adjusted net income as income from operations and net income, respectively, in each case, plus expenses incurred relating to bonuses and increased wages paid to front-line  and non-executive back office associates due to COVID-19, costs incurred for the recruitment and hiring of key members of management, certain expenses incurred relating to the acquisition of Field and Stream stores, tax benefits recognized, a legal settlement accrual, and the costs and impairments recorded relating to the closure of one store during the first quarter of 2020, as applicable. We define adjusted diluted earnings per share as diluted earnings per share excluding the impact of expenses incurred related to the bonuses and increased wages paid to front-line and non-executive back office associates due to COVID-19, expenses incurred relating to the recruitment and hiring of key members of management, certain expenses incurred relating to the acquisition of Field and Stream stores, a legal settlement accrual, and the costs and impairments recorded relating to the closure of one store during the first quarter of 2020, as applicable. We define Adjusted EBITDA as net income plus interest expense, income tax (benefit) expense, depreciation and amortization, stock-based compensation expense, bonuses and increased wages paid to front-line and non-executive back office associates due to COVID-19, pre-opening expenses, and other gains, losses and expenses that we do not believe are indicative of our ongoing expenses. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures under “GAAP and Non-GAAP Measures” in this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a more meaningful comparison of its diluted earnings per share and actual results on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than the Company does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include, but are not limited to, statements regarding our outlook for the fourth quarter and fiscal year 2020, our ability to execute on our growth strategy. Investors can identify these statements by the fact that they use words such as "continue", "expect", "may", “opportunity”, "plan", "future", “ahead” and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to many factors including, but not limited to: the potential effects of COVID-19 and measures intended to reduce its spread on the Company’s operations; the Company’s retail-based business model; general economic, market and other conditions and changes in consumer spending; the Company’s concentration of stores in the Western United States; competition in the outdoor activities and specialty retail market; changes in consumer demands; the Company’s expansion into new markets and planned growth; current and future government regulations; risks related to the Company’s continued retention of its key management; the Company’s existing distribution center or the Company’s planned new distribution center; quality or safety concerns about the Company’s merchandise; events that may affect the Company’s vendors; trade restrictions; public health crises and social unrest; and other factors that are set forth in the Company's filings with the SEC, including under the caption “Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 1, 2020 which was filed with the SEC on April 9, 2020, and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Sportsman's Warehouse Holdings, Inc.

Sportsman’s Warehouse Holdings, Inc. is an outdoor specialty retailer focused on meeting the needs of the seasoned outdoor veteran, the first-time participant, and everyone in between. We provide outstanding gear and exceptional service to inspire outdoor memories.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmans.com.

Investor Contacts:

Robert Julian, Chief Financial Officer

Caitlin Howe, Vice President, Corporate Development & Investor Relations

(801) 566-6681

investors@sportsmans.com

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Statements of Loss (Unaudited)

(in thousands, except per share data)

	For the Thirteen Weeks Ended

	October 31, 2020	% of net sales	November 2, 2019	% of net sales	YOY Variance
Net sales	$385,748	100.0%	$242,466	100.0%	$143,282
Cost of goods sold	255,166	66.1%	158,256	65.3%	96,910
Gross profit	130,582	33.9%	84,210	34.7%	46,372

Operating expenses:
Selling, general and administrative expenses	92,252	23.9%	68,336	28.2%	23,916
Income from operations	38,330	10.0%	15,874	6.5%	22,456
Bargain purchase gain	(2,218)	(0.6%)	-	0.0%	(2,218)
Interest expense	536	0.1%	2,094	0.9%	(1,558)
Income before income tax expense	40,012	9.9%	13,780	5.6%	26,232
Income tax expense	9,530	2.5%	3,287	1.4%	6,243
Net income	$30,482	7.4%	$10,493	4.2%	$19,989

Earnings per share
Basic	$0.70		$0.24		$0.46
Diluted	$0.68		$0.24		$0.44

Weighted average shares outstanding
Basic	43,609		43,230		379
Diluted	44,510		43,559		951

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Statements of Income (Unaudited)

(in thousands, except per share data)

	For the Thirty-Nine Weeks Ended

	October 31, 2020	% of net sales	November 2, 2019	% of net sales	YOY Variance
Net sales	$1,013,572	100.0%	$628,249	100.0%	$385,323
Cost of goods sold	679,122	67.0%	416,644	66.3%	262,478
Gross profit	334,450	33.0%	211,605	33.7%	122,845

Operating expenses:
Selling, general and administrative expenses	251,077	24.8%	191,326	30.5%	59,751
Income from operations	83,373	8.2%	20,279	3.2%	63,094
Bargain purchase gain	(2,218)	(0.2%)	-	0.0%	(2,218)
Interest expense	3,088	0.3%	6,552	1.0%	(3,464)
Income (loss) before income tax expense	82,503	7.9%	13,727	2.2%	68,776
Income tax expense (benefit)	20,690	2.0%	3,195	0.5%	17,495
Net Income	$61,813	5.9%	$10,532	1.7%	$51,281

Earnings per share
Basic	$1.42		$0.24		$1.18
Diluted	$1.40		$0.24		$1.15

Weighted average shares outstanding
Basic	43,490		43,126		364
Diluted	44,260		43,316		944

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

Assets
	October 31, 2020	February 1, 2020
Current assets:
Cash	$19,314	$1,685
Accounts receivable, net	462	904
Merchandise inventories	322,078	275,505
Income tax receivable	-	812
Prepaid expenses and other	14,564	12,732
Total current assets	356,418	291,638
Operating lease right of use asset	239,254	224,520
Property and equipment, net	99,495	98,767
Goodwill	1,496	1,496
Definite lived intangible assets, net	299	220
Total assets	$696,962	$616,641

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$135,949	$38,157
Accrued expenses	106,430	70,118
Operating lease liability, current	35,730	34,487
Income taxes payable	5,315	-
Revolving line of credit	-	116,078
Current portion of long-term debt, net of discount and debt issuance costs	-	5,936
Total current liabilities	283,424	264,776

Long-term liabilities:
Long-term debt, net of discount, debt issuance costs, and current portion	7,950	23,781
Deferred income taxes	4,154	562
Operating lease liability, noncurrent	227,333	217,254
Total long-term liabilities	239,437	241,597
Total liabilities	522,861	506,373

Stockholders’ equity:
Common stock	436	433
Additional paid-in capital	88,823	86,806
Accumulated earnings	84,842	23,029
Total stockholders’ equity	174,101	110,268
Total liabilities and stockholders' equity	$696,962	$616,641

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	October 31, 2020	November 2, 2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$61,813	$10,532
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,992	14,070
Amortization of discount on debt and deferred financing fees	422	252
Amortization of Intangible assets	21	20
Loss (gain) on asset dispositions	937	(311)
Gain on bargain purchase	(2,218)	-
Noncash operating lease expense	17,760	22,132
Deferred income taxes	2,801	(245)
Stock based compensation	2,436	1,567
Change in assets and liabilities, net of amounts acquired:
Accounts receivable, net	442	(371)
Operating lease liabilities	(20,781)	(22,571)
Merchandise inventory	(38,887)	(42,142)
Prepaid expenses and other	(2,021)	165
Accounts payable	94,900	70,270
Accrued expenses	31,992	3,449
Income taxes payable and receivable	6,127	1,030
Net cash provided by operating activities	171,736	57,847

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment, net of amounts acquired	(15,394)	(22,914)
Acquisition of Field and Stream stores, net of cash acquired	(4,778)	(19,074)
Proceeds from sale of property and equipment	-	311
Net cash used in investing activities	(20,172)	(41,677)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (payments) borrowings on line of credit	(116,078)	(13,541)
(Decrease) Increase in book overdraft	4,559	3,756
Proceeds from issuance of common stock per employee stock purchase plan	273	174
Payment of withholdings on restricted stock units	(689)	(369)
Principal payments on long-term debt	(22,000)	(6,000)
Net cash used in financing activities	(133,935)	(15,980)

Net change in cash	17,629	190
Cash at beginning of year	1,685	1,547
Cash at end of period	$19,314	$1,737

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

GAAP and Non-GAAP Measures (Unaudited)

(in thousands, except per share data)

Reconciliation of GAAP net income and GAAP dilutive earnings per share to adjusted net income and adjusted diluted earnings per share:

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Numerator:
Net income	$30,482	$10,493	$61,813	$10,532
Acquisition costs (1)	297	-	332	387
Hazard pay (2)	2,000	-	4,600	-
Store closing write-off (3)	-	-	1,039	-
Legal accrual (4)	2,125	-	2,125	-
Gain on bargain purchase (6)	(2,218)	-	(2,218)	-
Executive transition costs (5)	-	387	-	623
Less tax benefit	(1,154)	(100)	(2,113)	(262)
Adjusted net income	$31,532	$10,780	$65,578	$11,280

Denominator:
Diluted weighted average shares outstanding	44,414	43,559	44,260	43,316

Reconciliation of earnings per share:
Dilutive earnings per share	$0.69	$0.24	$1.40	$0.24
Impact of adjustments to numerator and denominator	0.02	0.01	0.08	0.02
Adjusted diluted earnings per share	$0.71	$0.25	$1.48	$0.26

Reconciliation of net income to adjusted EBITDA:

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Net income	$30,482	$10,493	$61,813	$10,532
Interest expense	465	2,094	3,016	6,552
Income tax expense (benefit)	9,530	3,287	20,691	3,195
Depreciation and amortization	5,404	4,832	16,085	14,090
Stock-based compensation expense (7)	882	619	2,436	1,567
Pre-opening expenses (8)	958	1,482	1,778	2,483
Acquisition costs (1)	297	387	332	387
Hazard pay (2)	2,000	-	4,600	-
Store closing write-off (3)	-	-	1,039	-
Gain on bargain purchase (6)	(2,218)	-	(2,218)	-
Legal accrual (4)	2,125	-	2,125	-
Executive transition costs (5)	-	-	-	623
Adjusted EBITDA	$49,925	$23,194	$111,697	$39,429

(1)	Expenses incurred relating to the acquisition of Field & Stream stores.
(2)	Expense incurred relating to bonuses and increased wages paid to front-line and non-executive back office associates due to COVID-19.
(3)	Costs and impairments recorded relating to the closure of one store during the first quarter of 2020.
(4)	Accrual relating to pending labor litigation in the state of California.
(5)	Costs incurred for the recruitment and hiring of key members of management.
(6)	Excess of fair value over the purchase price of tangible assets acquired in connection with the Field & Stream stores acquired during fiscal year 2020.
(7)	Stock-based compensation expense represents non-cash expenses related to equity instruments granted to employees under our 2019 Performance Incentive Plan and employee stock purchase plan.
(8)	Pre-opening expenses include expenses incurred in the preparation and opening of a new store location, such as payroll, travel and supplies, but do not include the cost of the initial inventory or capital expenditures required to open a location.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

GAAP and Non-GAAP Measures (Unaudited)

(in thousands, except per share data)

Reconciliation of fourth quarter and 2020 fiscal year guidance:

	Estimated Q4 '20		Estimated FY '20
	Low	High	Low	High
Numerator:
Net income	$17,160	$19,800	$78,973	$81,613
Acquisition costs (1)	-	-	332	332
Hazard pay (2)	-	-	4,600	4,600
Store closing write-off (3)	-	-	1,039	1,039
Legal accrual (4)	-	-	2,125	2,125
Gain on bargain purchase (5)	-	-	(2,218)	(2,218)
Less tax benefit	-	-	(2,113)	(2,113)
Adjusted net income	$17,160	$19,800	$82,738	$85,378
Denominator:
Diluted weighted average shares outstanding	44,450	44,450	44,300	44,300

Reconciliation of earnings per share:
Diluted earnings per share	$0.39	$0.45	$1.78	$1.84
Impact of adjustments to numerator and denominator	-	$-	0.08	0.08
Adjusted diluted earnings per share	$0.39	$0.45	$1.87	$1.93

(1)	Expenses incurred relating to the acquisition of Field & Stream stores.
(2)	Expense incurred relating to bonuses and increased wages paid to front-line and non-executive back office associates due to COVID-19.
(3)	Costs and impairments recorded relating to the closure of one store during the first quarter of 2020.
(4)	Accrual relating to pending labor litigation in the state of California.
(5)	Excess of fair value over the purchase price of tangible assets acquired in connection with the Field & Stream stores acquired during fiscal year 2020.